Date: January 11, 2012

Media Contact:

Michael Kinney

732-938-1031

mkinney@njresources.com

Investor Contact:

Dennis Puma

732-938-1229

dpuma@njresources.com

NJR CLEAN ENERGY VENTURES COMPLETES 2011 PORTFOLIO

OF SOLAR PROJECTS

Wall, N.J. — NJR Clean Energy Ventures (NJRCEV), a subsidiary of New Jersey Resources (NYSE: NJR), today announced the completion of the 14.1 megawatt solar system built on McGraw-Hill’s East Windsor, New Jersey campus. The $59.5 million system is NJRCEV’s largest single investment to date and will generate enough electricity to significantly offset the need for other energy sources to run McGraw-Hill’s offices in East Windsor. The solar array is expected to produce 18.4 million kilowatt hours annually, eliminating an estimated 12,689 metric tons of carbon equivalent emissions from the atmosphere annually or the equivalent of removing the carbon dioxide emissions produced by approximately 2,500 cars.

In addition, NJRCEV placed other projects into service during the first quarter of fiscal 2012, including the 3.6 megawatt project at the Village of Manalapan, the remaining 25 percent of a 4.7 megawatt system in Vineland, New Jersey and the 1.3 megawatt system across two rooftops in Edison, New Jersey.

The 3.6 megawatt project at the Village of Manalapan is a $17.2 million, ground-mount solar project located in Manalapan, New Jersey. The solar array is expected to produce 4.5 million kilowatt hours annually, eliminating an estimated 3,100 metric tons of carbon equivalent emissions from the atmosphere per a year or the equivalent of removing the carbon dioxide emissions produced by approximately 609 cars.

The remaining 25 percent of the solar project in Vineland completes the 4.7 megawatt, $22.3 million, ground-mount solar project. This system is connected to the Vineland Municipal Electric Utility and will utilize a single-axis tracking system that enables the crystalline panels to follow the path of the sun throughout the day, increasing the production of electricity. The solar array is expected to produce 7.2 million kilowatt hours annually, eliminating an estimated 4,950 metric tons of carbon equivalent emissions from the atmosphere each year or the equivalent of removing the carbon dioxide emissions produced by approximately 980 cars.

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NJR CLEAN ENERGY VENTURES COMPLETES 2011 PORTFOLIO OF SOLAR PROJECTS

Finally, two rooftop systems in Edison, totaling 1.3 megawatts, were commissioned. These systems represent an aggregate $6.4 million investment and are expected to produce 1.5 million kilowatt hours annually, eliminating an estimated 1,060 metric tons of carbon equivalent emissions from the atmosphere annually or the equivalent of removing the carbon dioxide emissions produced by approximately 210 cars.

These solar installations are the latest commercial projects completed by NJRCEV. The company has invested approximately $123 million in rooftop and ground-mount solar systems – with a total capacity of 27.6 megawatts – in Monmouth, Mercer, Middlesex and Cumberland counties in New Jersey. These commercial projects complement NJRCEV’s The Sunlight Advantage™ residential solar lease program, which, as of December 31, 2011, has invested about $13.5 million in 489 systems with an overall capacity of 3.4 megawatts.

The investments made by NJRCEV will qualify for a 30-percent federal investment tax credit. In addition, the energy produced will generate Solar Renewable Energy Certificates, which can be sold to Load Serving Entities in New Jersey to meet their renewable energy requirements.

About New Jersey Resources

New Jersey Resources, a Fortune 1000 company, provides reliable and renewable energy and natural gas services including transportation, distribution and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With over $2.5 billion in annual revenues, NJR safely and reliably operates and maintains 6,800 miles of natural gas transportation and distribution infrastructure to serve nearly half a million customers; develops and manages a diverse portfolio of 2.3 Bcf/day of transportation capacity and over 50 Bcf of storage capacity; offer low carbon, clean energy solutions through its commercial and residential solar programs; and provides appliance installation, repair and contract service to nearly 150,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njliving.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Certain statements contained in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. “Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should,” “will” and similar expressions may identify forward-looking information and such forward-looking statements are made based upon management’s current expectations and beliefs as of this date concerning future developments and their potential effect upon NJR. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on NJR will be those anticipated by management. Forward-looking information in this release includes, but is not limited to, certain statements regarding the solar projects located at East Windsor, Manalapan, Vineland and Edison, NJ.

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